Exhibit 3.1

RESTATED CERTIFICATE

OF INCORPORATION

AMERICAN TOWER REIT, INC.

American Tower REIT, Inc., a corporation organized and existing under the laws of the State of Delaware hereby certifies as follows:

1. The date of filing of the original Certificate of Incorporation of American Tower REIT, Inc. with the Secretary of State of the State of Delaware was May 17, 2011 (the “Original Certificate”).

2. This Restated Certificate of Incorporation (this “Restated Certificate”) amends, restates and integrates the provisions of the Original Certificate and in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time, (the “Delaware General Corporation Law”) was duly adopted by the Board of Directors and by the sole stockholder by written consent in accordance with Sections 141(f) and 228, respectively, of the Delaware General Corporation Law.

3. The text of the Original Certificate is hereby amended and restated to read as herein set forth in full.

FIRST: The name of the corporation (hereinafter the “Corporation”) is American Tower REIT, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity (including, without limitation or obligation, qualifying for taxation under Sections 856 through 860, or any successor sections, of the Internal Revenue Code of 1986, as amended, or any successor law, as a “real estate investment trust” (or “REIT”)) for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The aggregate number of shares of all classes of stock which the Corporation is authorized to issue is 1,020,000,000 shares, of which 20,000,000 shall be shares of preferred stock, $.01 par value per share (the “Preferred Stock”), and 1,000,000,000 shall be shares of common stock, $.01 par value per share (the “Common Stock”).

A. GENERAL

No holder of any of the shares of stock of this Corporation, whether now or hereafter authorized or issued, shall be entitled as of right to purchase or subscribe for (i) any unissued stock of any class, or (ii) any additional shares of any class to be issued by reason of any increase of the authorized stock of the Corporation of any class, or (iii) bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable, or carrying any right to purchase or otherwise acquire, stock of any class of the Corporation. Subject to the other terms of this Restated Certificate, the Board of Directors of the Corporation (the “Board of Directors”) may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the Preferred Stock herein authorized, together with any additional shares of any class to be issued by reason of any increase of the authorized stock of the

Corporation of any class, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable, or carrying any right to purchase or otherwise acquire, stock of any class of the Corporation, for such purposes, in such amounts, to such Persons, for such consideration and, in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its sole and absolute discretion may from time to time determine and without any vote, approval, consent or other action by the stockholders, except as otherwise required by applicable law.

Every reference in this Restated Certificate to a majority or other portion of shares of stock, including without limitation the provisions set forth in Articles EIGHTH and TENTH, shall refer to such majority or other portion of the votes of such shares of stock.

The designations and the powers, preferences and rights, of the capital stock of the Corporation and the qualifications, limitations and restrictions thereof, shall be as set forth in Sections B, C, D and E below.

B. PREFERRED STOCK

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors, in its sole and absolute discretion, providing for the issuance of such series and as may be permitted by the Delaware General Corporation Law, including, without limitation, the authority to determine with respect to the shares of any such series (i) whether such shares shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (ii) whether such shares shall be entitled to receive dividends (which may be cumulative or noncumulative) and, if so, the rates and conditions of such dividends, including the times at which such dividends are payable, the preferences in relation to the dividends payable on any other class or classes or any other series of the same or any other class or classes of stock, and whether such dividends are payable, in whole or in part, in cash, in additional shares of such series, or in any other series of the same or any other class or classes of stock, or in other securities of the Corporation, or in any combination of the foregoing; (iii) the rights of such shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of such shares; (iv) whether such shares shall be convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, or any other securities of the Corporation, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine; (v) whether the series shall have a sinking fund for the redemption or purchase of such shares, and, if so, the terms and amount of such sinking fund; (vi) the voting powers, if any, of such shares; and (vii) any other relative rights, preferences or limitations.

C. COMMON STOCK

1. Voting Rights and Powers. With respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock outstanding in the name of such stockholders on the record of stockholders.

2. Stock Splits, Dividends and Distributions. The Corporation shall not in any manner subdivide (by stock split or otherwise) or combine (by reverse stock split or otherwise), or pay or declare any stock dividend on, the outstanding shares of the Common Stock unless the outstanding Common Stock shall be proportionately subdivided or combined or the holders thereof shall have received a proportionate dividend.

3. Distribution of Assets Upon Liquidation. In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of all shares of the Preferred Stock then outstanding the full amounts to which they may be entitled, if any, under the resolutions authorizing the issuance of such Preferred Stock, the net assets of the Corporation remaining thereafter shall be distributed ratably to each share of Common Stock. For the purposes of this paragraph, neither the merger, consolidation or business combination of the Corporation with or into any other entity in which the stockholders of the Corporation receive capital stock and/or other securities (including debt securities) of the surviving entity (or of the direct or indirect parent entity thereof), nor the sale, lease or transfer by the Corporation of all or any part of its business and assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

D. STOCK OWNERSHIP AND THE FEDERAL COMMUNICATIONS LAWS

1. Definitions. For the purposes of this Article FOURTH, Section D, the following terms shall have the following meanings (references to the sections shall be to the sections of this Article FOURTH, Section D);

The term “CFIUS Review” shall mean review of any transaction by the Committee on Foreign Investment in the United States (“CFIUS”), or any successor body, pursuant to Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007, and its implementing regulations, and any successor laws and regulations.

The term “Communications Act” means the Communications Act of 1934, as amended, and regulations thereunder, and any successor laws and regulations.

The term “Fair Market Value” shall mean, with respect to a share of the Corporation’s capital stock of any class or series, the volume weighted average sales price for such a share on the New York Stock Exchange or, if such stock is not listed on such exchange, on the principal U.S. registered securities exchange on which such stock is listed, during the 30 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section 4; provided, however, that if shares of stock of such class or series are not traded on any securities exchange, “Fair Market Value” shall be determined by the Board of Directors in good faith; and provided, further, that “Fair Market Value” as to any stockholder who purchased his stock within 120 days of a Redemption Date shall be the lesser of the amount determined in accordance with the foregoing and the purchase price paid by him.

The term “FCC” means the Federal Communications Commission, and any successor agency.

The term “Federal Communications Laws” means any law of the United States now or hereafter in effect (and any regulation thereunder), including, without limitation, the Communications Act, to which the Corporation is subject as a result of its ownership, possession or other interest in communications-related infrastructure, licenses or authorizations.

The term “person” shall include not only natural persons but partnerships (limited or general), associations, corporations, limited liability companies, joint ventures and other legal entities.

The term “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to Section 4.

The term “Redemption Securities” shall mean any debt or equity securities of the Corporation, any subsidiary of the Corporation or any other corporation or other entity, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to Section 4, at least equal to the Fair Market Value of the shares to be redeemed pursuant to Section 4 (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

The term “regulation” shall include not only regulations but rules, published policies and published controlling interpretations by the FCC or any other administrative agency or body empowered to administer a statutory provision of the Federal Communications Laws.

2. Restrictions on Stock Ownership or Transfer. As contemplated by this Article FOURTH, Section D, the Corporation may restrict the ownership, or proposed ownership, of shares of capital stock of the Corporation by any person if such ownership or proposed ownership (a) is or could be inconsistent with, or in violation of, any provision of the Federal Communications Laws, (b) limits or impairs or could limit or impair any business activities or proposed business activities of the Corporation under the Federal Communications Laws or (c) subjects or could subject the Corporation to CFIUS Review or to any provision of the Federal Communications Laws, including those requiring any review, authorization or approval, to which the Corporation would not be subject but for such ownership or proposed ownership, including, without limitation, Section 310 of the Communications Act and regulations relating to foreign ownership, multiple ownership, or cross-ownership (clauses (a), (b) and (c) collectively, “FCC Regulatory Limitations”).

3. Requests for Information. If the Corporation believes that the ownership or proposed ownership of shares of capital stock of the Corporation by any person may result in an FCC Regulatory Limitation, such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations) as the Corporation shall request.

4. Denial of Rights, Refusal to Transfer. If (a) any person from whom information is requested pursuant to Section 3 of this Article FOURTH, Section D should not provide all the information requested by the Corporation, or (b) the Corporation shall conclude that a stockholder’s ownership or proposed ownership of, or that a stockholder’s exercise of any rights of ownership with respect to, shares of capital stock of the Corporation results or could result in an FCC Regulatory Limitation, then, in the case of either clause (a) or clause (b), the Corporation may (i) refuse to permit the transfer of shares of capital stock of the Corporation to such proposed stockholder, (ii) to the fullest extent permitted by law, suspend those rights of stock ownership the exercise of which causes or could cause such FCC Regulatory Limitation, (iii) require the conversion of any or all shares of Preferred Stock held by such stockholder into a number of shares of Common Stock of equivalent value, (iv) redeem such shares of capital stock of the Corporation held by such stockholder in accordance with the terms and conditions set forth in this Section 4, and/or (v) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or proposed transferee, with a view towards obtaining such information or preventing or curing any situation which causes or could cause an FCC Regulatory Limitation. Any such refusal of transfer or suspension of rights pursuant to clauses (i) and

(ii), respectively, of the immediately preceding sentence shall remain in effect until the requested information has been received and the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, will not result in an FCC Regulatory Limitation. The terms and conditions of redemption pursuant to clause (iv) of this Section 4 shall be as follows:

(i) the redemption price of any shares to be redeemed pursuant to this Section 4 shall be equal to the Fair Market Value of such shares;

(ii) the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

(iii) if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors;

(iv) at least 15 days’ written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(v) from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(vi) such other terms and conditions as the Board of Directors shall determine.

5. Legends. The Corporation shall instruct the Corporation’s transfer agent that the shares of capital stock of the Corporation are subject to the restrictions set forth in this Article FOURTH, Section D and such restrictions shall be noted conspicuously on the certificate or certificates representing such capital stock or, in the case of uncertificated securities, contained in the notice or notices sent as required by applicable law.

E. RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

1. Definitions. For purposes of this Article FOURTH, Section E, the following terms shall have the following meanings (references to sections shall be to the sections of this Article FOURTH, Section E):

The term “Beneficial Owner” means, with respect to any shares of Equity Stock, (i) any Person who owns such shares, whether directly or indirectly, (ii) any Person for whose benefit such shares are held through a nominee, (iii) any Person who would be treated as the owner of such shares through the application of Section 544 of the Code, as modified by Section 856(h) of the Code, and (iv) any Person who would be considered a beneficial owner of such shares for purposes of Rule 13d-3 under the Exchange Act, provided, however, that in determining the number of shares Beneficially Owned by a Person, no share shall be counted more than once with respect to that Person. Whenever a Person

Beneficially Owns shares of Equity Stock that are not actually outstanding (e.g., shares issuable upon the exercise of an option, the conversion of a convertible security or the exchange of an exchangeable security) (“Option Shares”), then, whenever this Restated Certificate requires a determination of the percentage of outstanding shares of a class of Equity Stock Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding. The terms “Beneficial Ownership,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

The term “Charitable Beneficiary” shall mean American Red Cross, until such time as the Trustee designates one or more other nonprofit organizations pursuant to Section 3.7.

The term “Constructive Ownership” shall mean ownership of Equity Stock by a Person, whether the interest in the shares of Equity Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

The term “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder, all as from time to time in effect, or any successor law, regulations, and rulings, and any reference to any statutory, regulatory or ruling provision shall be deemed to be a reference to any successor statutory, regulatory or ruling provision.

The term “Equity Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, the Common Stock or any series of the Preferred Stock.

The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by this Restated Certificate or by the Board of Directors pursuant to Section 2.7.

The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 2.7, and subject to adjustment pursuant to Section 2.8, the percentage limit established by the Board of Directors pursuant to Section 2.7.

The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

The term “Initial Date” shall mean the effective time of the merger of American Tower Corporation with and into the Corporation pursuant to that Agreement and Plan of Merger, dated as of August 24, 2011 by and between American Tower Corporation and the Corporation.

The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Equity Stock, the Closing Price for such Equity Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Equity Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Equity Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Equity Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Equity Stock is listed or admitted to trading or, if such Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Equity Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Equity Stock selected by the Board of Directors or, in the event that no trading price is available for such Equity Stock, the fair market value of the Equity Stock, as determined in good faith by the Board of Directors.

The term “Non-Transfer Event” shall mean any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any shares of Equity Stock, any redemption of any shares of Equity Stock, and any forfeiture of any shares of Equity Stock pursuant to Article FOURTH, Section D.

The term “NYSE” shall mean the New York Stock Exchange.

The term “Person” shall mean an individual, corporation, firm, unincorporated organization, partnership, limited liability company, joint venture, estate, trust (inter vivos or testamentary, including any trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, estate of a deceased, insane or incompetent individual, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, bank, trust company, land trust, business trust, government or quasi-governmental authority, or agency or political subdivision thereof, or other entity and also includes a “group” as that term is used for purposes of Rule 13d-5(b) or Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit applies.

The term “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 2.1, would beneficially own (determined under the principles of Section 856(a)(5) of the Code), Beneficially Own or Constructively Own shares of Equity Stock in excess of the Stock Ownership Limit, and if appropriate in the context, shall also mean any Person who would have been the record or actual owner of the shares that the Prohibited Owner would have so owned.

The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Article FIFTH, Section (g) of this Restated Certificate that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with all or any of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Equity Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT, but only with respect to such restrictions and limitations.

The term “Stock Ownership Limit” shall mean not more than 9.8 percent (or such other amount designated by the Board of Directors pursuant to Section 2.8 in the aggregate or with respect to any class or series of Equity Stock) (i) in value of the aggregate of the outstanding shares of Equity Stock or (ii) in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of Equity Stock.

The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of Equity Stock or the right to vote (other than revocable proxies or consents given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act) or receive dividends on Equity

Stock, or any agreement to take any such actions or cause any such events, including (a) the granting or exercise of any option (or any disposition of any option) or entering into any agreement for the sale, transfer or other disposition of Equity Stock (or of beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of Equity Stock), (b) any disposition of any securities or rights convertible into or exchangeable for Equity Stock or any interest in Equity Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of Equity Stock; in each case, whether voluntary or involuntary, whether owned of record, beneficially owned (determined under the principles of Section 856(a)(5) of the Code), Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

The term “Trust” shall mean any trust provided for in Section 3.1.

The term “Trustee” shall mean the Person unaffiliated with the Corporation and any Prohibited Owner that is a “United States person” within the meaning of Section 7701(a)(30) of the Code and is appointed by the Corporation to serve as trustee of the Trust.

2. Equity Stock

2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 4:

(a) Basic Restrictions

(i) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Stock Ownership Limit, and no Excepted Holder shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No individual (within the meaning of Section 542(a)(2) of the Code as modified by Section 856(h) of the Code) shall Beneficially Own shares of Equity Stock in excess of 9.8 percent in value of the aggregate outstanding shares of Equity Stock.

(iii) No Person shall Beneficially Own or Constructively Own shares of Equity Stock to the extent that such Beneficial Ownership or Constructive Ownership of Equity Stock would result in the Corporation failing to qualify as a REIT.

(iv) No Person shall Constructively Own shares of Equity Stock to the extent that such Constructive Ownership would cause any income of the Corporation that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such.

(v) Notwithstanding any other provisions contained herein but subject to Section 4, any Transfer of shares of Equity Stock that, if effective, would result in the Equity Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void AB INITIO, and the intended transferee shall acquire no rights in such shares of Equity Stock.

(b) Transfer in Trust. If any Transfer or Non-Transfer Event occurs which, if effective or otherwise, would result in any Person Beneficially Owning or Constructively Owning (as applicable) shares of Equity Stock in violation of Section 2.1(a)(i), (ii), (iii) or (iv),

(i) then that number of shares of the Equity Stock the Beneficial Ownership or Constructive Ownership (as applicable) of which otherwise would cause such Person to violate Section 2.1(a)(i), (ii), (iii) or (iv) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 3, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person (or, if different, the direct or beneficial owner of such shares) shall acquire no rights in such shares or shall be divested of its rights in such shares, as applicable, and to the extent that, upon a transfer of shares of Equity Stock pursuant to this Section 2.1(b)(i), a violation of any provision of Section 2.1(a) would nonetheless be continuing, then shares of Equity Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of Section 2.1(a); or

(ii) if the transfer to the Trust or Trusts described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 2.1(a)(i), (ii), (iii) or (iv), then the Transfer of that number of shares of Equity Stock that otherwise would cause any Person to violate Section 2.1(a)(i), (ii), (iii) or (iv) (rounded up to the nearest whole share) shall be void AB INITIO, and the intended transferee shall acquire no rights in such shares of Equity Stock.

2.2 Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 2.1(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of any shares of Equity Stock in violation of Section 2.1(a) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event or otherwise prevent such violation, including, without limitation, causing the Corporation to repurchase shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer in violation of Section 2.1(a) (or Non-Transfer Event that results in a violation of Section 2.1(a)) shall automatically result in the transfer to the Trust described above, or, if applicable, shall be void AB INITIO as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of shares of Equity Stock that will or may violate Section 2.1(a) or any Person who held or would have owned shares of Equity Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s qualification as a REIT.

2.4 Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every owner of five percent or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of any class or series of Equity Stock, upon request following the end of each taxable year of the Corporation, shall provide in writing to the Corporation the name and address of such owner, the number of shares of each class and series of Equity Stock and other shares of the Equity Stock Beneficially Owned by it and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s qualification as a REIT and to ensure compliance with the Stock Ownership Limit; and

(b) each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide in writing to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

2.5 Remedies Not Limited. Subject to Article FIFTH, Section (g) of this Restated Certificate, nothing contained in this Section 2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s qualification as a REIT.

2.6 Ambiguity. The Board of Directors shall have the power to determine the application of the provisions of this Section 2 and Section 3 and any definition contained in Section 1, including in the case of an ambiguity in the application of any of the provisions of this Section 2, Section 3, or any such definition, with respect to any situation based on the facts known to it. In the event this Section 2 or Section 3 requires an action by the Board of Directors and this Restated Certificate fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 1, 2 or 3. Without limitation of the foregoing, in response to shares (or other securities) forfeited under Article FOURTH, Section D, the Board of Directors may apply the Stock Ownership Limit, any Excepted Holder Limit, and the ownership limitations of Section 2.1(a) in any fashion that conservatively measures the Corporation’s qualification as a REIT, for example, treating such forfeited shares (or other securities) as outstanding and in the numerators of the Person who forfeited such shares (or other securities) but at the same time treating such forfeited shares (or other securities) as no longer outstanding and excluded from the denominators of other Persons.

2.7 Exceptions

(a) Subject to Section 2.1(a)(iii), the Board of Directors, in its sole discretion, may prospectively or retroactively exempt a Person from one or more of the ownership limitations set forth in Section 2.1(a)(i) and establish or increase an Excepted Holder Limit for such Person, may waive the provisions of Section 2.1(a)(ii) with respect to a Person, and/or may prospectively or retroactively waive the provisions of Section 2.1(a)(iv) with respect to a Person if:

(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that such Person’s Beneficial Ownership and Constructive Ownership of such shares of Equity Stock in excess of the Stock Ownership Limit or in violation of the limitations imposed by Section 2.1(a)(ii) or Section 2.1(a)(iv), as applicable, will not now or in the future jeopardize the Corporation’s ability to qualify as a REIT under the Code; and

(ii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 2.1 through 2.6) will result in such shares of Equity Stock being automatically transferred to a Trust in accordance with Sections 2.1(b) and 3.

(b) Prior to granting any exemption or waiver or creating any Excepted Holder Limit pursuant to Section 2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption or waiver or creating any Excepted Holder Limit.

(c) Subject to Section 2.1(a)(iii), an underwriter or placement agent (or Person acquiring securities for a similar purpose and function) that participates in a public offering or a private placement of Equity Stock (or securities convertible into or exchangeable for Equity Stock) may Beneficially Own and Constructively Own shares of Equity Stock (or securities convertible into or exchangeable for Equity Stock) in excess of the Stock Ownership Limit but only to the extent necessary to facilitate such public offering or private placement.

(d) The Board of Directors may reduce the Excepted Holder Limit for an Excepted Holder only: (i) with the written consent of such Excepted Holder at any time, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Stock Ownership Limit.

2.8 Increase or Decrease in Stock Ownership Limit. Subject to Section 2.1(a)(iii), the Board of Directors may from time to time increase the Stock Ownership Limit (or any portion thereof) for one or more Persons and decrease the Stock Ownership Limit (or any portion thereof) for all other Persons; provided, however, that (i) any such decreased Stock Ownership Limit (or portion thereof) will not be effective for any Person whose ownership in Equity Stock is in excess of the decreased Stock Ownership Limit (or portion thereof) until such time as such Person’s ownership in Equity Stock equals or falls below the decreased Stock Ownership Limit (or such decreased portion thereof), but any further Transfers of any Equity Stock resulting in such Person’s Beneficial Ownership or Constructive Ownership thereof creating an increased excess over the decreased Stock Ownership Limit (or portion thereof) will be in violation of the decreased Stock Ownership Limit (or portion thereof); and (ii) any new Stock Ownership Limit (or portion thereof) would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) if five unrelated individuals were to Beneficially Own the five largest amounts of Equity Stock permitted to be Beneficially Owned under such new Stock Ownership Limit, taking into account clause (i) of this proviso permitting ownership in excess of the decreased Stock Ownership Limit (or portion thereof) in certain cases.

2.9 Legend. Each certificate for shares of Equity Stock, if certificated, shall bear a legend that substantially describes the foregoing restrictions on transfer and ownership, as well as the legend required by Article Fourth, Section D.5, or, instead of such legend, the certificate, if any, may reference such restrictions and state that the Corporation will furnish a full statement about restrictions on transferability and ownership to a stockholder on request and without charge.

3. Transfer of Equity Stock in Trust

3.1 Ownership in Trust. Upon any purported Transfer or Non-Transfer Event described in Section 2.1(b) that would result in a transfer of shares of Equity Stock to a Trust, such shares of Equity Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or Non-Transfer Event that results in the transfer to the Trust pursuant to Section 2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person that (1) is a “United States person” within the meaning of Section 7701(a)(30) of the Code and (2) is unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 3.7.

3.2 Status of Shares Held by the Trustee. Shares of Equity Stock held by the Trustee shall be issued and outstanding shares of Equity Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust. The Prohibited Owner shall have no claim, cause of action or other recourse whatsoever against the purported transferor of such shares.

3.3 Ordinary Dividend and Voting Rights. The Trustee shall have all voting rights and rights to ordinary dividends with respect to shares of Equity Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any ordinary dividend paid prior to the discovery by the Corporation that the shares of Equity Stock have been transferred to the Trustee shall be paid by the recipient of such dividend to the Trustee upon demand and any ordinary dividend authorized but unpaid shall be paid when due to the Trustee. Any ordinary dividend so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall not possess any rights to vote shares held in the Trust and, subject to Delaware law, effective as of the date that the shares of Equity Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Equity Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken corporate action, as determined by the Board of Directors, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section E, until the Corporation has received notification that shares of Equity Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

3.4 Rights upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Company, the Trustee shall be entitled to receive, ratably with each other holder of Equity Stock of the class or series of Equity Stock held in the Trust, that portion of the assets of the Company available for distribution to the holders of such class or series (determined based upon the ratio that the number of shares of such class or series of Equity Stock held by the Trustee bears to the total number of shares of such class or series of Equity Stock then outstanding). The Trustee shall distribute any such assets received in respect of the Equity Stock held in the Trust in any liquidation, dissolution or winding up or distribution of the assets of the Company, in accordance with Section 3.5.

3.5 Extraordinary Distribution and Sale of Shares by Trustee. As soon as reasonably practicable after receiving notice from the Corporation that shares of Equity Stock have been transferred to the Trust (and no later than 20 days after receiving notice in the case of shares of Equity Stock that are listed or admitted to trading on any national securities exchange), the Trustee of the Trust shall sell the shares held in the Trust to a person whose ownership of the shares will not violate the ownership limitations set forth in Section 2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate. Upon any such sale or receipt by the Trust of an extraordinary distribution, the Trustee shall distribute the net proceeds of the sale or extraordinary distribution to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 3.5. The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction or in the case of a Non-Transfer Event), the Market Price of the shares on the day of the event causing the shares to be held in the Trust, in each case reduced by any amounts previously received by the Prohibited Owner pursuant to this Section 3.5 in connection with prior extraordinary distributions and (b) the sales or extraordinary distribution proceeds received by the Trustee (net of any commissions and other expenses of the Trustee as provided in Section 3.8) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of ordinary dividends which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 3.3. Any net sales proceeds and extraordinary distributions in excess of the amount payable to the Prohibited Owner shall be promptly distributed to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Equity Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 3.5, such excess shall be paid to the Trustee upon demand and, when received, shall be promptly distributed to the Charitable Beneficiary.

3.6 Purchase Right in Stock Transferred to the Trustee. Shares of Equity Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction or in the case of a Non-Transfer Event), the Market Price of the shares on the day of the event causing the shares to be held in the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 3.5. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale, reduced by any amounts previously received by the Prohibited Owner pursuant to Section 3.5 in connection with prior extraordinary distributions, to the Prohibited Owner; provided, however, that the Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 3.3. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be promptly distributed to the Charitable Beneficiary.

3.7 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation may change the Charitable Beneficiary by designating one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Equity Stock held in the Trust would not violate the restrictions set forth in Section 2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be organized under the laws of the United States or any state thereof and must be described in Section 501(c)(1) or Section 501(c)(3) of the Code, and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A) (other than clauses (vii) and (viii) thereof), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Section 2.1(b)(i) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment. The designation of a nonprofit organization as a Charitable Beneficiary shall not entitle such nonprofit organization to serve in such capacity and the Corporation may, in its sole discretion, designate a substitute or additional nonprofit organization meeting the requirements of this Section 3.7 as the Charitable Beneficiary at any time and for any or no reason. Any determination by the Corporation with respect to the application of this Article FOURTH, Section E shall be binding on each Charitable Beneficiary.

3.8 Costs, Expenses and Compensation of Trustee and the Company. The Trustee shall be indemnified by the Company or from the proceeds from the sale of shares of Equity Stock held in the Trust, as further provided in this Article FOURTH, Section E, for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations pursuant to this Article FOURTH, Section E. The Trustee shall be entitled to receive reasonable compensation for services provided by the Trustee in connection with serving as a Trustee, the amount and form of which shall be determined by agreement of the Board of Directors and the Trustee. Costs, expenses and compensation payable to the Charitable Trustee pursuant to this Section 3.8 may be funded from the Trust or by the Company. The Company shall be entitled to reimbursement on a first priority basis (after payment in full of amounts payable to the Trustee pursuant to this Section 3.8) from the Trust for any such amounts funded by the Company. Costs and expenses incurred by the Company in the process of enforcing the ownership limitation set forth in Section 2.1(a), in addition to reimbursement of costs, expenses and compensation of the Trustee which have been funded by the Company, may be collected from the Trust.

4. NYSE Transactions. Nothing in this Article FOURTH, Section E shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article FOURTH, Section E and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article FOURTH, Section E.

5. Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article FOURTH, Section E. The Board of Directors shall have all power and authority necessary or advisable to implement the provisions of this Article FOURTH, Section E.

6. Non-Waiver . No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

7. Severability. If any provision of this Article FOURTH, Section E or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

FIFTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided that:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Restated Certificate and the By-Laws of the Corporation. Except as

otherwise provided by the Delaware General Corporation Law, any committee of the Board of Directors shall have and may exercise, to the extent provided in the By-Laws of the Corporation or by the resolutions of the Board of Directors, all of the powers and authority of the Board of Directors of the Corporation in the management of the business and affairs of the Corporation;

(b) The number of directors of the Corporation shall be as specified in the By-Laws of the Corporation but such number may from time to time be increased or decreased in such manner as may be prescribed by the By-Laws;

(c) Newly created directorships resulting from any increase in the authorized number of directors or any vacancy in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or otherwise shall, subject to the provisions of and except as otherwise provided by applicable law, this Restated Certificate, the By-Laws of the Corporation or by resolution of the Board of Directors, be filled by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class of directors to which they have been chosen expires. If there are no directors in office, any officer or stockholder may call a special meeting of stockholders in accordance with the provisions of the By-Laws of the Corporation, at which meeting such vacancies shall be filled. No decrease in the authorized number of directors shall shorten the term of any incumbent director;

(d) Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot. Directors need not be stockholders;

(e) In the event that any shares of Common Stock are listed and quoted on a national securities exchange and/or quoted on the Nasdaq National Market, the Board of Directors shall ensure, and shall have all power and authority to ensure, that the membership of the Board of Directors shall at all times be consistent with the applicable rules and regulations, if any, of such exchange and/or the National Association of Securities Dealers, Inc., as the case may be, for the Common Stock to be eligible for listing and quotation on such exchange and/or for quotation on the Nasdaq National Market;

(f) The Board of Directors shall ensure, and shall have all power and authority to ensure, that the composition of the Board of Directors of the Corporation and its Subsidiaries and the persons acting as officers of the Corporation and its Subsidiaries complies at all times with the provisions of the Communications Act (as defined in Article FOURTH, Section D) with respect to individuals who are Aliens serving on such Boards of Directors or as such officers; and

(g) The Corporation shall seek to elect and maintain its status and taxation as a REIT under Sections 856-860, or any successor sections, of the Internal Revenue Code of 1986, as amended (or corresponding provisions of subsequent revenue laws). In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the qualification of the Corporation as a REIT. Notwithstanding the foregoing, if a majority of the Board of Directors determines that it is no longer in the best interest of the Corporation to continue to have the Corporation qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election. The Board of Directors may also determine that compliance with any restrictions or limitations on stock ownership and transfers set forth in Article FOURTH, Section E is no longer required for REIT election and taxation.

As used in this Article FIFTH, the term “Alien” shall mean (i) a person who is a citizen of a country other than the United States; (ii) a representative of a person who is a citizen of a country other than the United States; (iii) a representative of an entity owned or controlled by a citizen of a country other than the United States or organized under the laws of a government other than the government of the United States or any state, territory or possession of the United States; and (iv) any other person included in the definitions of persons restricted by the foreign ownership or voting level provisions of Section 310(b)(3) or (4) of the Communications Act.

SIXTH: No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except, in addition to any and all other requirements for such liability, (i) for any breach of such directors’ duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) to the extent provided under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction for which such director derived an improper personal benefit. Neither the amendment nor repeal of this Article SIXTH nor the adoption of any provision of this Restated Certificate inconsistent with this Article SIXTH shall reduce, eliminate, or adversely affect the effect of this Article SIXTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SIXTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

SEVENTH: The Corporation shall indemnify and hold harmless certain Persons as follows.

A. Indemnification.

1. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise or non profit entity against all liability, losses, expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise or non profit entity against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

3. To the extent that any person referred to in paragraphs 1 or 2 has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to therein, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

4. Notwithstanding anything contained in this Article SEVENTH, except for proceedings to enforce rights provided in this Article SEVENTH, the Corporation shall not be obligated under this Article SEVENTH to provide any indemnification or any payment or reimbursement of expenses to any director, officer, employee or other person in connection with a proceeding (or part thereof) initiated by such person (which shall not include counterclaims or cross-claims initiated by others) unless the Board of Directors has authorized or consented to such proceeding (or part thereof) in a resolution adopted by the Board of Directors.

B. Authorization. Any indemnification under Section 1 of this Article SEVENTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, partner, member, trustee, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 of this Article SEVENTH. Such determination shall be made with respect to a person who is a director or officer at the time of such determination: (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (c) if there are no such directors or if such directors so directs, by independent legal counsel in written opinion, or (d) by the stockholders.

C. Expense Advance. Expenses (including attorneys’ fees) reasonably incurred by a current officer or director of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid or reimbursed by the Corporation in advance of the final disposition of such action, suit or proceeding. However, any such officer or director seeking such payment or reimbursement must commit in writing that he or she shall repay any such amounts advanced if it is ultimately determined that he or she is not, in fact, entitled to be indemnified by the Corporation pursuant to this Article SEVENTH. Such expenses (including attorneys’ fees) incurred by former officers or directors or other employees or agents of the Corporation may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

D. Nonexclusivity. The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article SEVENTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, partner, member, trustee, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

E. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise or non profit entity against any liability asserted against and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article SEVENTH or Section 145 of the Delaware General Corporation Law.

F. “The Corporation”. For the purposes of this Article SEVENTH, references to “the Corporation” shall include the resulting corporation and, to the extent that the Board of Directors of the resulting corporation so decides, all constituent corporations (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as director, officer, partner, member, trustee, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise or non profit entity shall stand in the same position under the provisions of this Article SEVENTH with respect to the resulting or surviving corporation if its separate existence had continued.

G. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, trustee, partner, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or non profit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust or other enterprise or non profit entity or from insurance. Nothing in this Article SEVENTH shall limit the power of the Corporation or the Board of Directors to provide rights of indemnification and to make payment of expenses (including attorneys’ fees) incurred by an officer to directors, officers, employees, agents, fiduciaries and other persons otherwise than pursuant to this Article SEVENTH.

H. Other Definitions. For purposes of this Article SEVENTH, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, trustee, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, trustee, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article SEVENTH.

I. Continuation of Indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article SEVENTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, trustee, partner, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

J. Effect of Amendment or Repeal. The rights to indemnification and advancement of expenses provided in this Article SEVENTH shall be contract rights and shall be deemed to have vested at the time the indemnitee takes the office that entitles such person to such rights, which shall not later be subject to reduction or elimination for acts or omissions occurring prior to such reduction or elimination. Neither the amendment nor repeal of this Article SEVENTH nor the adoption of any provision of these By-Laws inconsistent with this Article SEVENTH shall reduce, eliminate or adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the effectiveness of such amendment, repeal or adoption. If any provision or provisions of this Article SEVENTH shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article SEVENTH (including, without limitation, each portion of any paragraph of this Article SEVENTH containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article SEVENTH (including, without limitation, each such portion of any paragraph of this Article SEVENTH containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

EIGHTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter, amend, and repeal the By-Laws. The By-Laws of the Corporation may be amended, altered, changed or repealed, and a provision or provisions inconsistent with the provisions of the By-Laws as they exist from time to time maybe adopted, only by the majority of the entire Board of Directors or with the approval or consent of the holders of not less than a majority, determined in accordance with the provisions of the second paragraph of Section A of Article FOURTH, of the total number of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors.

NINTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article NINTH.

TENTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate (including provisions as may hereafter be added or inserted in this Restated Certificate as authorized by the laws of the State of Delaware) in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other person whomsoever by and pursuant to this Restated Certificate in its present form or as hereafter amended are granted, subject to the rights reserved in this Article TENTH. From time to time any of the provisions of this Restated Certificate may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Restated Certificate are granted subject to the provisions of this Article TENTH.

4.	This Restated Certificate shall become effective at 11:58 pm Eastern Time on December 31, 2011.

* * * * * *

IN WITNESS WHEREOF, American Tower REIT, Inc. has caused this Restated Certificate to be signed by its authorized officer, on this 27th day of December, 2011.

AMERICAN TOWER REIT, INC.

By:	/s/ Edmund DiSanto
Edmund DiSanto Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

ATTEST:

/s/ Jody Hyvarinen